EXHIBIT 4.2

AGREEMENT OF RESIGNATION OF RESIGNING TRUSTEE, APPOINTMENT OF

SUCCESSOR TRUSTEE AND ACCEPTANCE AGREEMENT

Dated as of December 3, 2001

Among

BNY MIDWEST TRUST COMPANY

(Resigning Trustee)

STATE STREET BANK AND TRUST COMPANY

(Successor Trustee)

And

NATIONAL RURAL UTILITIES COOPERATIVE FINANCE CORPORATION

(the Issuer)

AGREEMENT OF RESIGNATION OF RESIGNING TRUSTEE, APPOINTMENT OF

SUCCESSOR TRUSTEE AND ACCEPTANCE AGREEMENT

      This AGREEMENT OF RESIGNATION OF RESIGNING TRUSTEE, APPOINTMENT OF SUCCESSOR TRUSTEE AND ACCEPTANCE AGREEMENT (this “Agreement”) is dated as of December 3, 2001, by and among the NATIONAL RURAL UTILITIES COOPERATIVE FINANCE CORPORATION, the Issuer (the “Issuer”), BNY MIDWEST TRUST COMPANY, as the resigning trustee and paying agent (the “Resigning Trustee”), and STATE STREET BANK AND TRUST COMPANY, as successor trustee and paying agent (the “Successor Trustee”). Terms not otherwise defined herein shall have the meanings ascribed to them in the Capital Securities Indenture hereinafter referred to.

WITNESSETH:

      WHEREAS, the Issuer and the Resigning Trustee entered into an Indenture dated as of October 15, 1996 (the “Capital Securities Indenture”), under which the Issuer has provided for the issuance of its Quarterly Income Capital Securities; and

      WHEREAS, under the Capital Securities Indenture, there are presently issued and outstanding the Issuer’s 7.65% Quarterly Income Capital Securities in the original aggregate principal amount of $75,000,000 (the “7.65% Capital Securities”), 8.00% Quarterly Income Capital Securities in the original aggregate principal amount of $125,000,000 (the “8% Capital Securities”), 7.375% Quarterly Income Capital Securities in the original aggregate principal amount of $200,000,000 (the “7.375% Capital Securities”), 7.625% Quarterly Income Capital Securities in the original aggregate principal amount of $150,000,000 (the “7.625% Capital Securities”) and 7.40% Quarterly Income Capital Securities in the original aggregate principal amount of $175,000,000 (the “7.40% Capital Securities”); and

      WHEREAS, pursuant to the terms of the Capital Securities Indenture, the Resigning Trustee shall resign as trustee and paying agent under such Indenture for each of the 7.375% Capital Securities, 7.625% Capital Securities and the 7.40% Capital Securities (collectively, the “Capital Securities”), effective at the close of business on December 3, 2001 (the “Effective Date”) but the Resigning Trustee shall remain as trustee and paying agent for the 8% Capital Securities which have been called for redemption on December 31, 2001 and for the 7.65% Capital Securities; and

      WHEREAS, the Successor Trustee has agreed to its appointment as of the Effective Date as Trustee and Paying Agent under the Capital Securities Indenture for each of the issues referenced above and will act thereafter as Trustee and Paying Agent thereunder until such time as a successor Trustee is appointed in accordance with the terms of such Indenture;

      NOW THEREFORE, pursuant to the pertinent provisions of the Capital Securities Indenture and in consideration of the covenants herein contained, it is agreed as follows:

1.	Removal and Appointment of Successor. (a) The Resigning Trustee hereby resigns from the corporate trust services under the Capital Securities Indenture for the Capital Securities. A copy of the Capital Securities Indenture is attached hereto as Exhibit A.

(b)	The Issuer hereby confirms and ratifies (i) the resignation and removal of the Resigning Trustee as Trustee and Paying Agent for the Capital Securities, such resignation and removal to become effective as of the Effective Date, and (ii) the appointment of State Street Bank and Trust Company, a Massachusetts trust company, as successor Trustee and successor Paying Agent under the Capital Securities Indenture for the Capital Securities with all the rights, powers, trusts, duties and obligations heretofore vested in the Resigning Trustee under the Capital Securities Indenture, such appointment to become effective as of the Effective Date.

(c)	The parties hereto agree that this Agreement does not constitute an assumption by the Successor Trustee of any liability of the Resigning Trustee arising out of (i) any breach by the Resigning Trustee of its duties or obligations under the Capital Securities Indenture or

(ii) any of the duties and obligations of the Resigning Trustee relating to the 8% Capital Securities and the 7.65% Capital Securities.

2.	Representation of Successor Trustee. The Successor Trustee represents that it is a Massachusetts trust company, is authorized to exercise corporate trust powers, and is eligible and qualified under the provisions of the Capital Securities Indenture to act as a successor Trustee.

3.	Acceptance of Appointment. The Successor Trustee hereby accepts, as of the Effective Date, its appointment as successor Trustee and successor Paying Agent under the Capital Securities Indenture for the Capital Securities, and assumes all the rights, powers, trusts, duties and obligations of the Trustee and Paying Agent under such Indenture for the Capital Securities. The Successor Trustee will perform said trusts upon the terms and conditions set forth in the Capital Securities Indenture.

4.	Request for Confirmation of Assignment. The Issuer hereby requests the Resigning Trustee to confirm, assign, transfer, set over and deliver to the Successor Trustee under the Capital Securities Indenture, upon the trusts expressed in such Indenture, all the rights, powers, trusts, duties and obligations which the Resigning Trustee now holds under and by virtue of the Capital Securities Indenture for the Capital Securities, and to pay over to the Successor Trustee under the Capital Securities Indenture any and all property and moneys held by the Resigning Trustee under and by virtue of the Capital Securities Indenture for the Capital Securities.

5.	Confirmation of Assignment. The Resigning Trustee hereby confirms, assigns, transfers and sets over to the Successor Trustee under the Capital Securities Indenture, upon the trusts expressed in such Indenture, all the rights, powers, trusts, duties and obligations which the Resigning Trustee now holds under and by virtue of the Capital Securities Indenture for the Capital Securities, and does hereby pay over to the Successor Trustee under the Capital Securities Indenture, any and all property including but not limited to books and records, transcript documents, mortgages, notes and insurance policies or certificates held by the Resigning Trustee for the Capital Securities, and all monies and investments held by the Resigning Trustee under and by virtue of the Capital Securities Indenture for the Capital Securities. The Resigning Trustee agrees to promptly pay over to the Successor Trustee an amount equal to all investment earnings received by the Resigning Trustee after the Effective Date relating to the Capital Securities.

6.	Further Assurances. The Issuer, for the purpose of more fully and certainly vesting in and confirming to the Successor Trustee under the Capital Securities Indenture, said rights, powers, trusts, duties and obligations, hereby joins in the execution hereof, and the Resigning Trustee agrees upon reasonable request of the Successor Trustee to execute, acknowledge and deliver such further instruments of conveyance and further assurance, to cooperate with and render such assistance, including making available personnel and books and records for inspection by the Successor Trustee, its officers, agents, attorneys and accountants, and to do such other things as may reasonably be required for more fully and certainly vesting and confirming in the Successor Trustee all rights, powers, trusts, duties, and obligations which the Resigning Trustee held as Trustee under and by virtue of the Capital Securities Indenture.

7.	Representation of Warranties of Resigning Trustee. The Resigning Trustee hereby represents and warrants to the Successor Trustee that:

(a)	no covenant or condition contained in the Capital Securities Indenture has been waived by the Resigning Trustee or has been waived in a writing delivered to the Resigning Trustee by the holders of the percentage in aggregate principal amount of the Bonds required by the Capital Securities Indenture to effect any such waiver;

(b)	there is no action, suit or proceeding pending or, to the best of the knowledge of the Resigning Trustee, threatened against the Resigning Trustee before any court or governmental authority arising out of any action or omission by the Resigning Trustee under the Capital Securities Indenture;

(c)	to the best of the knowledge of the Resigning Trustee, there has occurred no Event of Default or default under the Capital Securities Indenture, and the Resigning Trustee has not been informed by the Issuer of any Event of Default or default under the Capital Securities Indenture, and no event which, after notice or lapse of time or both, would become an Event of Default or default under the Capital Securities Indenture has occurred and is continuing as of the Effective Date;

(d)	there are no outstanding duties of the Resigning Trustee under the Capital Securities Indenture arising prior to the date of this Agreement which have not been performed, except for its duties relating to the 7.65% Capital Securities and the 8% Capital Securities which the Resigning Trustee shall perform in accordance with the terms and conditions of the Capital Securities Indenture;

(e)	as of December 3, 2001, there are duly authenticated and delivered 8,000,000 units of the 7.375% Capital Securities outstanding, there are duly authenticated and delivered 6,000,000 units of the 7.625% Capital Securities outstanding, there are duly authenticated and delivered 7,000,000 units of the 7.40% Capital Securities outstanding and interest on all Capital Securities outstanding has been paid through December 3, 2001. The 7.375% Capital Securities is numbered R-1, the 7.625% Capital Securities is numbered R-1, the 7.40% Capital Securities is numbered R-1 and all such Securities are registered in the name of Cede & Co.;

(f)	as of the Effective Date, the Capital Securities Indenture is in full force and effect and has not been amended or supplemented except as described in the recitals herein;

(g)	all items required to be delivered to the Trustee under the Capital Securities Indenture have been delivered by the Resigning Trustee to the Successor Trustee;

(h)	as of December 3, 2001, all amounts payable under the Capital Securities Indenture have been paid and, in accordance with the terms of the Capital Securities Indenture, there are no account balances being held by the Resigning Trustee; and

(i)	the registration books and all other records concerning the issuance, registration, transfer, payment and cancellation of any of the Capital Securities has been delivered to the Successor Trustee, and all information contained therein is accurate.

8.	Reaffirmation by Issuer. The Issuer hereby reaffirms its obligations under the Capital Securities Indenture to pay the fees and expenses of the Trustee under the Capital Securities Indenture and agrees that such obligations are for the benefit of, and are enforceable by, the Successor Trustee.

9.	Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

10.	Counterparts. This Agreement may be executed in any number of counterparts, each of which, when so executed and delivered, shall be an original but all such counterparts shall constitute but one and the same instrument.

11.	Notices. Any notice or other communication required or permitted to be given or made hereunder shall be in writing and shall be deemed sufficiently given or made if;

(a)	mailed, by first class United States mail, postage prepaid, to the party to whom it is addressed at the relevant address set forth below; or

(b)	telexed, telegraphed, telecopied or sent by other means of recorded electronic communication.

      If going to the Resigning Trustee addressed to:

BNY Midwest Trust Company 2 North LaSalle Street Suite 1020 Chicago, Illinois 60602 Attn: Corporate Trust Administration

And if to the Successor Trustee addressed:

State Street Bank and Trust Company 61 Broadway, 15th Floor New York, New York 10006 Attn: Corporate Trust Division

And if to the Issuer addressed to:

National Rural Utilities Cooperative Finance Corporation 2201 Cooperative Way Herndon, Virginia 20171 Attn: Chief Financial Officer

Any notice or other communication so given or made shall be deemed to have been given or made and to have been received on the day of delivery, if delivered, and on the day of sending, if sent by telex, telegraph, telecopy or other means of recorded electronic communication (provided such a delivery or sending is during normal business hours on a business day and, if not, then on the first business day thereafter). The parties hereto may change their address for notice by notice to the other parties, given in the manner aforesaid.

12.	Survival of Representation and Warranties. The representation and warranties in this Agreement and in any certificate or other document delivered pursuant hereto shall survive the Effective Date.

13.	Waivers and Consents. This Agreement may not be changed, amended, terminated, supplemented or rescinded, in whole or in part, except by written agreement duly executed by the parties hereto, and no waiver of any the provisions or conditions of this Agreement or any of the rights of the parties hereto shall be effective or binding unless such waiver shall be in writing and signed by the party claimed to have given it or consented thereto. Except to the extent that a party hereto may have otherwise agreed in writing, no waiver by that party of any condition of this Agreement or breach by another party of any of its obligations or representations hereunder shall be deemed to be a waiver of any other condition or subsequent or prior breach of the same or any other obligations or representations by the other part, nor shall any forbearance by any party to seek a remedy for any noncompliance or breach by another party be deemed to be a waiver of any rights and remedies with respect to such noncompliance or breach.

      IN WITNESS WHEREOF, the parties hereto have caused this instrument to be duly executed, all as of the day and year first above written.

BNY MIDWEST TRUST COMPANY, as
Resigning Trustee

By: /s/ DAN DONOVAN Title: Assistant Vice President

STATE STREET BANK AND TRUST
COMPANY, as Successor Trustee

By: /s/ JEAN CLARKE Title: Assistant Vice President

NATIONAL RURAL UTILITIES COOPERATIVE FINANCE CORPORATION, as Issuer

By: /s/ STEVEN L. LILLY Title: Senior Vice President and Chief Financial Officer

EXHIBIT A

CAPITAL SECURITIES INDENTURE